Exhibit 99.1

Todd J. Teske Elected to Badger Meter Board

MILWAUKEE--(BUSINESS WIRE)--November 6, 2009--Badger Meter, Inc. (NYSE: BMI) today announced that Todd J. Teske, president and chief operating officer of Briggs & Stratton Corporation, has been elected a director of the company.

“Todd brings a great deal of talent and experience to our board that will be very valuable as we move forward with our growth strategies,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter. “His extensive background in manufacturing, accounting, finance, acquisitions and international business will be an asset to our board.”

In his 13 years with Briggs & Stratton, Teske, age 44, has served in positions including corporate controller, vice president-corporate development and executive vice president and chief operating officer. As of January 2010, Teske will be president and chief executive officer of Briggs & Stratton Corporation. Prior to joining Briggs & Stratton, he had a nine-year career with Arthur Andersen in the firm’s Milwaukee office.

Teske serves on the boards of the Manufacturers Alliance, Junior Achievement, Dean’s Advisory Council at the University of Wisconsin- Oshkosh, Boy Scouts of America-Milwaukee Chapter, MRA-The Management Association, Association for Corporate Growth and Wisconsin Manufacturers & Commerce. He is a member of the American Institute of Certified Public Accountants and the Wisconsin Institute of Certified Public Accountants. He has a bachelor’s degree in accounting from the University of Wisconsin-Oshkosh and an MBA from Northwestern University.

With Teske’s election, the Badger Meter board has eight members. Teske will stand for reelection at the company’s 2010 annual meeting on April 30, 2010.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702